EXHIBIT 5.1
Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.
Lawyers

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	May 8, 2020	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800
Rayonier Inc.
1 Rayonier Way
Wildlight, Florida 32097

        Re: Rayonier Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Rayonier Inc., a North Carolina corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 69,176 shares of the common stock of the Company, no par value per share (the “Shares”), to be issued pursuant to the conversion of restricted limited partnership units granted and outstanding under the Pope Resources 2005 Unit Incentive Plan (the “Plan”) assumed by the Company, pursuant to the Agreement and Plan of Merger, dated as of January 14, 2020, and amended as of April 1, 2020 (as amended, the “Merger Agreement”), by and among the Company, Rayonier, L.P., a Delaware limited partnership, Rayonier Operating Company LLC, a Delaware limited liability company, Rayonier Operating Company Holdings, LLC, a Delaware limited liability company, Pacific GP Merger Sub I, LLC, a Delaware limited liability company, Pacific GP Merger Sub II, LLC, a Delaware limited liability company, Pacific LP Merger Sub III, LLC, a Delaware limited liability company, Pope Resources, a Delaware limited partnership, Pope EGP, Inc., a Delaware corporation, and Pope MGP, Inc., a Delaware corporation.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, the Plan, a representative form of restricted limited partnership unit grant agreement under the Plan (each such agreement, an “Award Agreement”), the Merger Agreement and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that the Shares, when issued pursuant to the Plan and the applicable Award Agreement, and in accordance with the Merger Agreement, against payment therefor, will be validly issued, fully paid, and nonassessable.

The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does

Rayonier Inc.
May 8, 2020

not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares, including the securities laws of the State of North Carolina.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion set forth herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion set forth herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
             MITCHELL & JERNIGAN, L.L.P.

            /s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.